Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact: Dustee Jenkins (612) 761-9537

Investor Contact: John Hulbert (612) 761-6627

Target Elevates John Mulligan to Newly Created Chief Operating Officer Role; Names Cathy Smith as Chief Financial Officer

MINNEAPOLIS (August 17, 2015) — Target Corporation (NYSE: TGT) today promoted John Mulligan to the newly created role of executive vice president and chief operating officer, effective Sept. 1. Mulligan will assume oversight of stores, supply chain and properties. Joining Target as executive vice president and chief financial officer will be Cathy Smith, a seasoned retail business leader. Both Mulligan and Smith will report to Target’s chairman and chief executive officer, Brian Cornell.

“John has unparalleled expertise in Target’s business and I am very pleased that he will be assuming this new leadership position. Bringing together key operations functions under John will put Target on a more progressive path to transformation and help us break down barriers to deliver improvements across our business,” said Cornell. “As our new CFO, Cathy brings significant business and retail expertise to Target. Her background will be integral to accelerating our long-term growth strategy.”

Mulligan has worked at the Minneapolis-based company since 1996, when he began as a financial analyst. He has served as the company’s chief financial officer since 2012. In 2014, he led the company as the retailer’s interim president and CEO from May to August while continuing to act as CFO. Throughout his tenure at Target, Mulligan has served in key leadership positions in finance and human resources, including director of Target.com Finance, director of Capital Investments, vice president of Pay and Benefits, vice president of Financial Planning and Analysis and senior vice president of Treasury and Accounting.

“Integrating operations will help further fuel Target’s transformation and as COO, I’ll prioritize driving improvements in the fundamental areas of our business and equipping the team to move quickly. By working strategically across the enterprise, we will build on the critical capabilities that will fuel Target’s differentiation in the marketplace. Achieving operational excellence is foundational to Target’s long-term success,” said Mulligan.

The company will report its second quarter financial results on Aug. 19 and host a conference call with investors where Cornell, Mulligan and Smith will participate. Mulligan will also serve as an advisor to Smith throughout her transition into the company and the role. Smith will formally join the company on Sept. 1, 2015.

“I have a tremendous amount of respect and admiration for the Target brand and the team behind it. I look forward to continuing Target’s strong record of financial management and playing an active role as Target makes gains on its long-term strategic plan,” said Smith.

Prior to joining Target, Smith served as executive vice president and chief financial officer at St. Louis-based Express Scripts, a Fortune 20 company and the nation’s largest pharmacy benefit manager with $100 billion in revenue. She has also held CFO positions at Walmart International, GameStop, and others. Cathy received her BA from the University of California, Santa Barbara and her MBA from the University of Southern California. As CFO at Target, Smith’s responsibilities will include treasury and tax; internal and external financial reporting and operations; financial planning and analysis; internal audit; investor relations; and Target’s financial and retail services business.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,799 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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